Exhibit 10.1

EXECUTIVE SEVERANCE AGREEMENT

This Executive Severance Agreement (the “Agreement”) is entered into as of May 23, 2017 (the “Effective Date”) by and among HMN Financial, Inc., a Delaware corporation (the “Company”), the Company’s wholly-owned subsidiary Home Federal Savings Bank, a federally chartered savings bank (the “Bank”), and Bradley Krehbiel (the “Executive”).

BACKGROUND

A.     The Executive is the President and Chief Executive Officer of the Company and the Bank.

B.     The Company, Bank and Executive have been parties to a Change-In-Control Agreement entered into as of May 28, 2014 (the “Prior Agreement”).

C.     It is desirable and in the best interests of the Company and its shareholders to continue to obtain the benefits of Executive’s services and attention to the affairs of the Company and the Bank and to identify certain severance payments and benefits in the event that Executive is separated from employment with the Company and the Bank under certain identified circumstances, whether or not such a separation occurs in connection with a change in control.

D.     For the reasons set forth above, the parties desire to enter into this Agreement, which supersedes, negates and replaces the Prior Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the Company, Bank and the Executive agree as follows:

1.     Term. The Term of this Agreement shall commence on the Effective Date and, unless Executive’s employment is terminated at an earlier date in accordance with Section 3 hereof, shall expire on the first anniversary of the Effective Date (the “Initial Term”). Effective as of the first anniversary of the Effective Date and each successive one year anniversary of the Effective Date (each an “Anniversary Date”), the Term shall be automatically extended until the subsequent Anniversary Date (each a “Renewal Term”) unless either party gives written notice of non-renewal to the other party at least 60 days prior to the Anniversary Date on which this Agreement would otherwise be automatically extended that such party elects not to extend the Term; provided, however, that if a Change in Control occurs during the Term then non-renewal of the Term may not occur earlier than the first Anniversary Date following the end of the Transition Period (as defined in Section 3(a) below). The Initial Term, together with any Renewal Terms, is the “Term.” If Executive remains employed by the Company and the Bank after the Term, then such continued employment shall be according to the terms and conditions established by the Company from time to time and Executive shall no longer be entitled to any severance payments or benefits under this Agreement and any severance rights Executive may have shall be according to the terms and conditions established by the Company from time to time.

2.     At Will Employment. Executive’s employment with Company and Bank shall be at will and Executive’s employment may be unilaterally terminated by either party at any time for any reason, subject to the terms of Sections 4 and 5 of this Agreement. The date upon which Executive’s termination of employment with the Company and the Bank is effective is the “Termination Date.” For purposes of Section 3 only, with respect to the timing of any severance payments or benefits thereunder, the Termination Date means the date on which a “separation from service” has occurred for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance thereunder (the “Code”). Unless otherwise requested by the Board in writing, upon Executive’s termination of employment with the Company and the Bank for any reason Executive will automatically resign as of the Termination Date from all non-employee titles, positions and appointments Executive then holds with the Company and the Bank, including as a director of the Company (without any claim for compensation related thereto), and Executive hereby agrees to take all actions necessary to effectuate such resignations.

3.     Severance Payments and Benefits. If, during the Term of this Agreement, the employment of the Executive with the Company and the Bank is terminated by the Company and the Bank without Cause (as defined in the Company’s 2017 Equity Incentive Plan) and other than as a result of the Executive’s death or Disability (as defined in the Company’s 2017 Equity Incentive Plan), or the Executive resigns for Good Reason (as defined in Section 3(g) below) (either such event, a “Qualifying Termination”), then, subject to satisfaction of the conditions set forth in Section 3(c) of this Agreement, the Executive will receive the severance payments and benefits identified in this Section 3.

(a)     Qualifying Termination Prior to Change in Control or After Transition Period. If the Termination Date occurs during the Term and is prior to any Change in Control (as defined in the Company’s 2017 Equity Incentive Plan) or after the two year period commencing on the date of the first Change in Control to occur during the Term of this Agreement (the “Transition Period”), and if such termination is a Qualifying Termination, then, subject to satisfaction of the conditions set forth in Section 3(c) of this Agreement, the Company or the Bank shall provide to Executive the following severance payments and benefits:

(i)     Payment of an amount equal to one and one-half (1.5) times the sum of (A) the Executive’s annualized base salary as of the Termination Date (or, if Executive voluntarily resigns for Good Reason because the Company reduced Executive’s annual base salary by more than 10%, the Executive’s annualized base salary immediately before such reduction), and (B) an amount equal to the Executive’s target annual incentive bonus for the calendar year in which the Termination Date occurs, less applicable withholdings. Such amount shall be payable in substantially equal installments in accordance with the Company’s regular payroll practices over the eighteen (18) month period immediately following the Termination Date; provided, however that any installments that otherwise would be payable within the 60-day period immediately following the Termination Date shall be delayed and payable with the installment that is payable on the Company’s first payroll date following the 60th day after the Termination Date but in no event later than 75 days after the Termination Date.

(ii)     If Executive was enrolled in a group health and dental plan sponsored by the Company or Bank immediately prior to the Termination Date, and if Executive (or Executive’s eligible dependents) timely elects to continue such coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (together with any state law of similar effect, “COBRA”), then the Company will pay to the insurance carrier(s) the employer portion of the premiums for such group health and dental coverage due for Executive and Executive’s eligible spouse and dependents, at the same level of coverage that was in effect as of the Termination Date, through the earliest of: (A) the eighteen (18) month anniversary of the Termination Date, (B) the date Executive becomes eligible for group health insurance coverage from any other employer, or (C) the date Executive and/or Executive’s eligible dependents are no longer eligible for COBRA coverage.

(iii)     Payment of a lump sum amount equal to eighteen (18) times the monthly amount the Company or the Bank expends as of the Termination Date for its share of the premiums for eighteen (18) months of life and disability insurance coverage for the Executive under the Company’s or Bank’s then current plans for employees, less applicable withholdings. Such amount shall be paid to Executive on the Company’s first payroll date following the 60th day after the Termination Date but in no event later than 75 days after the Termination Date.

(iv)     Notwithstanding the provisions of any equity incentive award agreement to which the Executive is a party on the Termination Date, any equity incentive award that has been granted to the Executive under a Company equity-based compensation plan and that is outstanding as of the Termination Date shall vest in full as of the Termination Date. Any such award that is a stock option or stock appreciation rights award shall thereafter remain exercisable until the earlier of (i) twelve months after the Termination Date, or (ii) the expiration date of such award.

(b)     Termination During Transition Period. If a Change in Control occurs during the Term and Executive’s Termination Date occurs on the date of the Change in Control or during the Transition Period, and if such termination is a Qualifying Termination, then the Company or the Bank shall provide to Executive the following severance payments and benefits:

(i)     Payment of an amount equal to two (2.0) times the sum of (A) the Executive’s annualized base salary as of the Termination Date (or, if Executive voluntarily resigns for Good Reason because the Company reduced Executive’s annual base salary by more than 10%, the Executive’s annualized base salary immediately before such reduction), and (B) an amount equal to the Executive’s target annual incentive bonus for the calendar year in which the Termination Date occurs, less applicable withholdings. Such amount shall be payable to the Executive by the Company or the Bank in a lump sum on the Company’s first payroll date following the 60th day after the Termination Date but in no event later than 75 days after the Termination Date.

(ii)     If Executive was enrolled in a group health and dental plan sponsored by the Company or Bank immediately prior to the Termination Date, payment of a lump sum amount equal to 24 times the monthly amount the Company or the Bank expends immediately prior to the Termination Date for its share of the premiums for health and dental insurance coverage for Executive and Executive’s eligible spouse and dependents, less applicable withholdings. Such lump-sum payment will be paid to Executive at the same time as the payment specified in Section 3(b)(i).

(iii)     Payment of a lump sum amount equal to 24 times the monthly amount the Company or the Bank expends as of the Termination Date for its share of the premiums for 24 months of life and disability insurance coverage for the Executive under the Company’s or Bank’s then current plans for employees, less applicable withholdings. Such lump-sum payment will be paid to Executive at the same time as the payment specified in Section 3(b)(i).

(c)     Conditions to Payments. Notwithstanding the foregoing provisions of this Section 3, neither the Company nor the Bank will be obligated to make any payments to or on behalf of Executive under Section 3(a) or 3(b) unless (i) the Executive signs a release of claims in favor of the Company and the Bank in a form to be prescribed by the Company (the “Release”), (ii) all applicable consideration periods and rescission periods provided by law with respect to the Release have expired without the Executive rescinding the Release, and (iii) the Executive is in compliance with Executive’s continuing obligations to the Company and the Bank (including but not limited to those in Section 4 of this Agreement). The payments provided for in this Section 3 shall be in addition to any salary or other remuneration otherwise payable to the Executive on account of employment by the Company, the Bank or one or more of either of their subsidiaries (including any amounts received prior to such termination of employment for personal services rendered after the occurrence of the Change in Control) but shall be reduced by any severance pay which the Executive receives from the Company, the Bank, or their subsidiaries under any other policy or agreement of any of such entities in the event of termination of Executive’s employment.

(d)     Section 409A and Conditional Six-Month Delay. The payments to or on behalf of Executive under Section 3(a) are intended to be exempt from or satisfy the requirements for deferred compensation under Code Section 409A, including current and future guidance and regulations interpreting Section 409A, and should be interpreted and administered accordingly. However, if the Company (or, if applicable, the successor entity thereto) determines that any such payments (or any portion thereof) constitute “deferred compensation” under Section 409A and Executive is a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i), then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the payments shall be delayed as follows: on the earliest to occur of (i) the date that is six months and one day after the Termination Date, (ii) the date of the Executive’s death, or (iii) such earlier date, as reasonably determined in good faith by the Company (or any successor entity thereto), as would not result in any of the payments being subject to adverse personal tax consequences under Section 409A (such earliest date, the “Delayed Initial Payment Date”), the Company (or the successor entity thereto, as applicable) shall (A) pay to Executive a lump sum amount equal to the sum of the payments that Executive would otherwise have received through the Delayed Initial Payment Date if the commencement of the payments had not been delayed pursuant to this Section 3(d) and (B) commence paying the balance of the payments in accordance with the applicable payment schedules set forth in Section 3(a) above. For the avoidance of doubt, it is intended that (1) each installment of the payments provided in Section 3(a) above is a separate “payment” for purposes of Section 409A, (2) all payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under of Treasury Regulation 1.409A-1(b)(4)-(6), and 1.409A-1(b)(9)(iii), and (3) the payments consisting of COBRA premiums also satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation 1.409A-1(b)(9)(v).

(e)     Parachute Payment Limitation. Notwithstanding any provision to the contrary contained herein except the last sentence of this Section 3(e), if the cash payments due and the other benefits to which the Executive shall become entitled under Section 3(a) or 3(b) hereof, either alone or together with other payments in the nature of compensation to the Executive which are contingent on a change in the ownership or effective control of the Company or the Bank or in the ownership of a substantial portion of the assets of the Company or the Bank or otherwise, would constitute a “parachute payment” as defined in Section 280G of the Code or any successor provision thereto, such payments and benefits shall be reduced (but not below zero) to the largest aggregate amount as will result in no portion thereof being subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or being non-deductible to the Company or the Bank for federal income tax purposes pursuant to Section 280G of the Code (or any successor provision thereto). The Company or the Bank in good faith shall determine the amount of any reduction to be made pursuant to this Section 3(e) and shall, consistent with the requirements of Section 409A of the Code, select from among the foregoing benefits and payments those which shall be reduced. No modification of, or successor provision to, Section 280G or Section 4999 of the Code subsequent to the date of this Agreement shall, however, reduce the benefits to which the Executive would be entitled under this Agreement in the absence of this Section 3(e) to a greater extent than they would have been reduced if Section 280G and Section 4999 of the Code had not been modified or superseded subsequent to the date of this Agreement, notwithstanding anything to the contrary provided in the first sentence of this Section 3(e).

(f)     Mitigation. The Executive shall not be required to mitigate the amount of any payment or other benefit provided for in Section 3 by seeking other employment or otherwise, nor (except as specifically provided in Section 3(a)(ii)) shall the amount of any payment or other benefit provided for in Section 3 be reduced by any compensation earned by the Executive as the result of employment by another employer after termination, or otherwise.

(g)     Definition of “Good Reason”. “Good Reason” means the occurrence of one or more of the following events without the Executive’s written consent:

(i)     there is a material diminution in the Executive’s authority, duties or responsibilities;

(ii)     there is a reduction of 10% or more in the Executive’s annual base salary;

(iii)     there is a material diminution in the authority, duties or responsibilities of the supervisor to whom the Executive is required to report, including a requirement that the Executive report to an officer of the Bank or the Company rather than the Board of Directors of the Company or the Bank (but only if the Executive reported to such Board of Directors immediately prior to the Change in Control);

(iv)     there is a material diminution in the budget over which the Executive retains authority;

(v)     there is a material change in the geographic location at which the Executive performs his primary duties (for this purpose, a requirement that the Executive relocate his principal residence by more than 35 miles or a relocation of the Company’s principal executive offices (if that is where the Executive performed his duties) by more than 35 miles shall be a “material change”); or

(vi)     any other action or inaction by the Company or the Bank that constitutes a material breach by the Company or the Bank of this or any other agreement that may then be in effect between such entity and the Executive;

provided, however, that Good Reason shall not exist unless the Executive provides notice to the Company within 90 days of the occurrence of any of the events described in Subsections 4(d)(i)-(vi), the Company or the Bank thereafter fails to cure such event(s) within 30 days, and the Executive’s termination of employment is effective not later than 30 days after the end of such cure period.

(h)     Survival of Obligations. The obligations of the Company and the Bank under this Section 3, and the obligations of the Executive under Section 4, shall extend beyond the Term of this Agreement.

4.     Noncompetition Covenant.

(a)     Agreement Not to Compete. During Executive’s employment with the Company and the Bank (whether before, during, or after the Term) and during the Restricted Period (as defined below), Executive shall not, directly or indirectly, on his own behalf or on behalf of any person or entity other than the Company or the Bank, including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant or otherwise, engage in any business that is engaged in or planning to become engaged in business competitive with the business of the Company or the Bank in the Restricted Territory (as defined below), including without limitation any business that provides retail banking services, conducts real estate, construction, consumer or commercial business lending activities, or provides financial planning products and services.

(b)     Agreement Not to Hire. Except as required in the performance of Executive’s duties as an employee of the Company and the Bank, during Executive’s employment with the Company and the Bank (whether before, during, or after the Term) and during the Restricted Period, Executive shall not, directly or indirectly, hire, engage or solicit or induce or attempt to induce to cease working for the Company or the Bank, any person who is then an employee of the Company or the Bank or, in the case of the Restricted Period, who was an employee of the Company or the Bank during the six (6) month period immediately preceding Executive’s termination of employment with the Company and the Bank.

(c)     Agreement Not to Solicit. Except as required in the performance of Executive’s duties as an employee of the Company and the Bank, during Executive’s employment with the Company and the Bank (whether before, during, or after the Term) and during the Restricted Period, Executive shall not, directly or indirectly, solicit, request, advise, induce or attempt to induce any vendor, supplier, customer or other business contact of the Company or the Bank to cancel, curtail, cease doing business with, or otherwise adversely change its relationship with the Company or the Bank.

(d)     Restricted Period. “Restricted Period” hereunder means:

(i)     A period of eighteen (18) consecutive months immediately following the Termination Date if the termination of Executive’s employment with the Company and the Bank is a Qualifying Termination; or

(ii)     A period of twelve (12) consecutive months immediately following the Termination Date if the termination of Executive’s employment with the Company and the Bank is not a Qualifying Termination (whether such termination is at the initiative of the Company or Executive).

(e)     Restricted Territory. “Restricted Territory” hereunder means the Minnesota counties of Benton, Blue Earth, Dodge, Fillmore, Freeborn, Houston, LeSueur, Mower, Nicollet, Olmsted, Winona, Stearns, Steele, Goodhue, Wabasha and Dakota, Marshall county Iowa, Waukesha county Wisconsin, and any other county where the Company or Bank then operates or is actively planning or taking steps to operate a branch office as of the last day of Executive’s employment with the Company and Bank.

(f)     Acknowledgment. Executive hereby acknowledges that the provisions of this Section 4 are reasonable and necessary to protect the legitimate interests of the Company and the Bank and that any violation of this Section 4 by Executive shall cause substantial and irreparable harm to the Company to such an extent that monetary damages alone would be an inadequate remedy therefor. Therefore, in the event that Executive violates any provision of this Section 4, the Company and the Bank shall be entitled to an injunction, in addition to all the other remedies they may have, restraining Executive from violating or continuing to violate such provision.

(g)     Blue Pencil Doctrine. If the duration of, the scope of or any business activity covered by any provision of this Section 4 is in excess of what is determined to be valid and enforceable under applicable law, such provision shall be construed to cover only that duration, scope or activity that is determined to be valid and enforceable. Executive hereby acknowledges that this Section 4 shall be given the construction that renders its provisions valid and enforceable to the maximum extent, not exceeding its express terms, possible under applicable law.

(h)     Passive Investment. Ownership by Executive, as a passive investment, of less than 2.5% of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this Section 4.

5.     Successors and Assigns.

(a)     This Agreement shall be binding upon and inure to the benefit of the successors, legal representatives and assigns of the parties hereto; provided, however, that the Executive shall not have any right to assign, pledge or otherwise dispose of or transfer any interest in this Agreement or any payments hereunder, whether directly or indirectly or in whole or in part, without the written consent of the Company or the Bank or either of their successors.

(b)     The Company and the Bank will require any successor (whether direct or indirect, by purchase of a majority of the outstanding voting stock of the Company or the Bank or all or substantially all of the assets of the Company or the Bank, or by merger, consolidation or otherwise), by agreement in form and substance satisfactory to the Executive, to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company and the Bank would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which is required to execute and deliver the agreement provided for in this Section 5(b) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law and “Bank” shall mean the Bank as hereinbefore defined and any successor to its business and/or assets as aforesaid which is required to execute and deliver the agreement provided for in this Section 5(b) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

6.     Governing Law. Except to the extent that federal law applies, this Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any state other than the state of Minnesota.

7.     Jurisdiction and Venue. Executive and the Company and the Bank consent to jurisdiction of the courts of the State of Minnesota and/or the federal district courts, District of Minnesota, for the purpose of resolving all issues of law, equity, or fact, arising out of or in connection with this Agreement or Executive’s employment with the Company and the Bank or the termination of such employment. Any action involving claims for interpretation, breach or enforcement of this Agreement or related to Executive’s employment with the Company and the Bank or the termination of such employment shall be brought in such courts. Each party consents to personal jurisdiction over such party in the state and/or federal courts of Minnesota and hereby waives any defense of lack of personal jurisdiction or inconvenient forum.

8.     Waiver of Jury Trial. To the fullest extent permitted under applicable law, Executive and the Company and the Bank expressly waive any and all rights to a jury trial with respect to any dispute arising out of or in connection with this Agreement.

9.     Attorneys’ Fees and Costs. If either party obtains a final judgment of a court of competent jurisdiction, subject to no further appeal, pursuant to which the other party is determined to have breached its obligations hereunder, such prevailing party shall be awarded, in addition to any award of damages, reasonable attorneys’ fees, costs and expenses incurred by such party in obtaining such judgment.

10.     Taxes. The Company and the Bank may withhold from any amounts payable under this Agreement such federal, state and local income and employment taxes as the Company and the Bank determine are required or authorized to be withheld pursuant to any applicable law or regulation. Except for any tax amounts withheld by the Company and the Bank from any compensation that Executive may receive in connection with Executive’s employment with the Company and the Bank and any employer taxes required to be paid by the Company and the Bank under applicable laws or regulations, Executive is solely responsible for payment of any and all taxes owed in connection with any compensation, benefits, reimbursement amounts or other payments Executive receives from the Company or the Bank under this Agreement or otherwise in connection with Executive’s employment with the Company and the Bank. The Company and the Bank do not guarantee any particular tax consequence or result with respect to any payment made by the Company or the Bank under this Agreement. In no event should this Section 10 or any other provision of this Agreement be construed to require the Company or the Bank to provide any gross-up for the tax consequences of any provisions of, or payments under, this Agreement, and the Company or the Bank has no responsibility for tax or legal consequences to Executive resulting from the terms or operation of this Agreement.

11.     Notices. All notices, requests and demands given to or made pursuant hereto shall be in writing and shall be delivered or mailed to any such party at its address which:

(a)     In the case of the Company or the Bank shall be:

HMN Financial, Inc.

Attention: Chairman of the Board

1016 Civic Center Drive NW

Rochester, Minnesota 55901

(b)     In the case of the Executive shall be:

Bradley Krehbiel

67860 County Road 9

Lake City, MN 55041

Either party may, by notice hereunder, designate a changed address. Any notice, if mailed properly addressed, postage prepaid, registered or certified mail, shall be deemed to have been given on the registered date or that date stamped on the certified mail receipt.

12.     Entire Agreement. This Agreement contains the entire between Executive and the Company and the Bank relating to the subject matter of this Agreement and supersedes all prior agreements and understandings with respect to such subject matter (including without limitation the Prior Agreement. There are no understandings, conditions, representations or warranties of any kind between the parties to this Agreement except as expressly set forth in this Agreement.

13.     Severability; Severance. In the event that any portion of this Agreement is held to be invalid or unenforceable for any reason, it is hereby agreed that such invalidity or unenforceability shall not affect the other portions of this Agreement and that the remaining covenants, terms and conditions or portions hereof shall remain in full force and effect, and any court of competent jurisdiction may so modify the objectionable provision as to make it valid, reasonable and enforceable.

14.     Regulatory Provisions. Notwithstanding any other provision of this Agreement:

(a)     Any payment or benefit to be made or provided to Executive pursuant to this Agreement shall be subject to and conditioned upon compliance with 12 CFR Part 359, “Golden Parachute and Indemnification Payments.”

(b)     Incorporated by reference herein are the terms required to be contained in employment contracts by 12 CFR Section 563.39.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date first above written.

HMN FINANCIAL, INC.

By:  /s/ Hugh Smith

Its: Chairman

HOME FEDERAL SAVINGS BANK

By: /s/ Hugh Smith

Its: Chairman

Executive

 /s/ Bradley Krehbiel

Bradley Krehbiel